EXHIBIT B-1

_____________________________

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
_____________________________

Date of last
submission
		Date of last	of existing
		approval by	management
	Date of	Trustees of the	agreement to vote
	management	management	of shareholders of
	agreement	agreement	each Fund
Balanced Portfolio	11/03/2003	09/25/2008	09/23/2003
Growth Portfolio	11/03/2003	09/25/2008	09/23/2003
Guardian Portfolio	11/03/2003	09/25/2008	09/23/2003
International Portfolio	11/03/2003	09/25/2008	09/23/2003
Mid-Cap Growth Portfolio	11/03/2003	09/25/2008	09/23/2003
Partners Portfolio	11/03/2003	09/25/2008	09/23/2003
Regency Portfolio	11/03/2003	09/25/2008	09/23/2003
Short Duration Bond Portfolio	11/03/2003	09/25/2008	09/23/2003
Small-Cap Growth Portfolio
(formerly Fasciano Portfolio)*	11/03/2003	09/25/2008	09/23/2003
Socially Responsive Portfolio	11/03/2003	09/25/2008	09/23/2003

*	On 08/15/2008 Fasciano Portfolio changed its name to Small-Cap Growth Portfolio.

B-11